Exhibit 10.28

August 24, 2018

Gerald Cox

48 Avon Circle

Needham, MA 02494

Dear Gerry,

The purpose of this letter (the “Separation Agreement”) is to set forth the terms regarding your separation of employment as Chief Medical Officer from Editas Medicine, Inc. (“Editas” or the “Company”), including certain severance payments and benefits you may elect in exchange for certain other commitments and the general release provided herein:

1.   Employment with the Company.  You are being removed from the position of Chief Medical Officer with the Company effective November 9, 2018, unless terminated at an earlier date by you or the Company (any such date, the “Termination Date”).  You acknowledge that from and after November 9, 2018, you shall not have any authority, and shall not represent yourself, as an employee or agent of the Company.

2.   Payments.  You will receive on the Termination Date:

a.   Payment reflecting pay for any time worked through the Termination Date that has not already been paid through the Company’s regular payroll process.

3.   Retention Benefit.  If your employment with the Company is not terminated by you or the Company prior to November 9, 2018, and so long as you make yourself available to answer questions and provide advice from November 12, 2018 through December 14, 2018, you will be eligible for the following Retention Benefit:

a.   You will be eligible to receive a bonus for 2018.  Any such bonus will be based on your current target bonus (40%) subject to modification based only on Corporate Achievement and will be paid to you at the same time that 2018 bonuses are paid out to existing employees of the Company (the “Retention Payment”).  For the avoidance of doubt, such bonus will not be determined or modified based on achievement of your individual goals.

4.   Severance Benefits.  In accordance with and subject to the Company’s Severance Benefits Plan (the “Severance Plan”), subject to your execution of this Separation Agreement on or before August 27, 2018 and execution and non-revocation of the Release, attached as Exhibit A, within twenty-one (21) days of your last day of employment with the Company, the Company agrees to provide you with the following

Gerald Cox

August 24, 2018

severance benefits (collectively, the “Severance Benefits”):

a.   Cash Severance: The Company will continue to pay you your monthly Base Salary (as defined in the Severance Plan), less all applicable taxes and withholdings, as severance pay for a period of twelve (12) months from the Termination Date.  Subject to the Severance Plan, this severance pay will be paid in installments in accordance with the Company’s regular payroll practices, but in no event shall payments begin earlier than the Company’s first payroll date following the Release Effective Date (as defined in the Severance Plan).

b.   COBRA Contributions: You will be entitled to the COBRA contributions in accordance with Section 8(a) of the Severance Plan.

Also, regardless of your signing this Separation Agreement, upon the termination of your employment with the Company you may elect to continue your medical and dental insurance, subject to the requirements of COBRA.  You will be sent a COBRA qualifying notice under separate cover and subsequent notices as required by applicable law or regulation.  Your costs to continue the coverage will be set forth in these notices.  The “qualifying event” under COBRA shall be deemed to have occurred on the Termination Date.  “COBRA” is the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

5.   Extension of Stock Option Exercise Period.  Subject to the approval of the Compensation Committee of the Company’s Board of Directors, the Company shall extend to May 9, 2019 the exercise period for all options previously awarded by the Company to you as part of your employment (the “Employee Option Agreements”) and that have vested up to and including November 9, 2018, your last day as a Company employee.  Following May 9, 2019, your ability to exercise any vested options under your Employee Option Agreements, to the extent not previously exercised, shall terminate.  For the avoidance of doubt, vesting under all Employee Option Agreements shall cease effective as of November 9, 2018 and no additional vesting shall occur under such Employee Option Agreements as a result of you being available to answer questions and provide advice between November 12 and December 14, 2018.

6.   Unemployment Compensation.  You may seek unemployment benefits as a result of the termination of your employment with the Company.  Decisions regarding eligibility for and amounts of unemployment benefits are made by the applicable state unemployment agency, not by Editas.  Editas agrees to provide any and all requested or necessary documents to enable you to seek unemployment benefits, and further agrees that it will not contest your eligibility for unemployment benefits.

7.   Other Benefits.  You acknowledge that, except as provided in Section 4(b) above, all employee benefits provided to you by the Company will terminate on the Termination Date subject to any conversion or other rights, including rights to vested benefits, that you may have under any such benefit plans, including, without limitation, the Severance Plan, 2015 Stock Incentive Plan and related Awards and your Inducement

Gerald Cox

August 24, 2018

Stock Option Agreement.

8.   No Amounts Owing.  You acknowledge and agree that the Severance Benefits provided in Section 4 of this Separation Agreement are in accordance with the Severance Plan and shall confer no benefit on anyone other than you.  You further acknowledge and agree that you have been paid and provided all wages, bonuses, and any other form of compensation that may be currently due to you as of the date you sign this Separation Agreement except for wages due on the next regular payroll date, the Retention Payment and Severance Benefits.

9.   Release of Claims.  In exchange for the Retention Payment and Severance Benefits described in Sections 3 and 4 above, respectively, as well as other good and valuable consideration described herein, you agree to execute a general release and waiver of claims (the “Release”) against the Company and each of its present, former, and future parents, affiliates, predecessors in interest, successors in interest, subsidiaries, trustees, officers, directors, employees, agents, representatives, attorneys, insurers, and assigns in the form attached as Exhibit A.  This Release includes claims of discrimination, including age discrimination, and all other claims relating to your hiring, employment, and termination of employment by the Company.

10. Scope of Disclosure Restrictions.  Nothing in this Separation Agreement prohibits either you or the Company communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings.  Neither you nor the Company are required to notify the other of any such communications; provided, however, that nothing herein authorizes the disclosure of information either party obtained through a communication that was subject to the attorney-client privilege.  Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

11. Return of Company Property.  You agree to return all Company property, including but not limited to keys, access cards, computer and electronic equipment, mobile phone, documents, and files to the Company on or before December 14, 2018.

12. Non-Assignment.  You warrant and represent to the Company that you have not assigned or transferred or attempted to assign or transfer to any person any claim or

Gerald Cox

August 24, 2018

matter recited in the Release or any part or portion thereof, and agree to indemnify and hold harmless the Company from and against any claim.

13. Confidentiality.  You hereby acknowledge and agree that all information relating in any way to the negotiation of this Separation Agreement, including the terms and amount of financial consideration provided for in this Separation Agreement, shall be held confidential and shall not be disclosed to any other persons, business entity or government agency except that you may disclose the terms of this Separation Agreement to immediate family members, tax authorities, attorney, tax/financial advisor, and/or any state unemployment agency, if necessary in connection with any effort by you to collect unemployment benefits, (provided that any individual to whom disclosure is made agrees to be bound by these confidentiality obligations) or as otherwise may be required by law or subpoena.  Nothing in the Separation Agreement is intended to interfere with or should be interpreted as interfering with the rights of employees or former employees under Section 7 of the National Labor Relations Act (NLRA).

14. Non-Disparagement.  You hereby acknowledge and agree that you will not make any statements, whether verbally or in writing, that are professionally or personally disparaging of the Company, or those persons known by you to be or to have been Company officers, directors, employees, agents, or representatives and you further agree not to engage in any conduct that is intended to harm the reputation of the Company or those persons known by you to be or have been Company officers, directors, employees, agents, or representatives.  In turn, the Company agrees that we will not make professionally or personally disparaging comments regarding you and will limit reference checks to dates of employment and last position title and level.

15. Your Continuing Obligations.  You acknowledge that while an employee of Editas you executed an Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement, a copy of which is attached as Exhibit B (the “Restrictive Covenant Agreement”), and that notwithstanding your termination you continue to remain bound by that agreement.

16. Successors and Assigns.  This Separation Agreement shall be binding upon the respective   legal representatives, heirs, and successors of the parties, to the extent permitted by law.

17. Notices.  Any notices required to be given in connection with this Separation Agreement or   Exhibit A shall be given by either by overnight delivery (FED-EX, UPS, or similar over-night carrier) or mailed by certified mail, return receipt requested, postage prepaid, to you at the address above or to the Company as follows: Semi Trotto, Head of Human Resources, Editas Medicine, 11 Hurley Street, Cambridge, MA 02142.  The address for notices may be changed by providing you or the Company with notice pursuant to this Section 17.

18. Voluntary Agreement.  By executing this Separation Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms

Gerald Cox

August 24, 2018

and effects of this Separation Agreement, that your agreements are made voluntarily, knowingly and without duress, and that neither the Company, nor its agents or representatives, have made any representations inconsistent with the provisions of this Separation Agreement.

19. Entire Agreement.  You acknowledge that this Separation Agreement, the Severance Plan, 2015 Stock Incentive Plan and related Awards, your Inducement Stock Option Agreement and the Restrictive Covenant Agreement set forth the entire agreement between you and the Company concerning your termination and fully supersedes any and all prior agreements or understandings between you and the Company pertaining to the subject matter hereof.  This Separation Agreement may only be modified in a written document signed by you and an authorized representative of the Company.  In the event any provision of this Separation Agreement is held invalid, all remaining provisions of the Separation Agreement shall remain in full force and effect.

20. Severability.  Should any provision of this Separation Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Separation Agreement.

21. Governing Law.  This Separation Agreement shall be governed by and interpreted in accordance with the substantive laws of the Commonwealth of Massachusetts, without regard to its conflict of law principles.  You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Separation Agreement, or its formation or breach, shall be commenced in the Commonwealth of Massachusetts in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in Massachusetts.

22. Representations.  The Company has advised you to consult with an attorney of your choosing, concerning this Separation Agreement and Release. You affirm that you have carefully read and fully understand this Separation Agreement and attached Exhibit A and are voluntarily entering this Separation Agreement.

23. Execution.  This Separation Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.  Your signature below reflects your understanding of, and agreement to, the terms and conditions set forth above.

Sincerely,

/s/ Katrine Bosley
By: Katrine Bosley
Title: Chief Executive Officer
Editas Medicine

Attachments

Gerald Cox

August 24, 2018

Agreed and accepted this 27th day of August, 2018:

/s/ Gerald Cox
Gerald Cox

Gerald Cox

August 24, 2018

EXHIBIT A

GENERAL RELEASE AND WAIVER OF CLAIMS

(INCLUDING AGE DISCRIMINATION IN EMPLOYMENT CLAIMS)

In consideration of the Retention Payment and Severance Benefits set forth in the August 24, 2018 letter of agreement (the “Separation Agreement”) (to which this General Release and Waiver of Claims is attached), I, Gerald Cox, on behalf of my heirs, administrators, executors, representatives, attorneys, agents, insurers, and assigns (collectively, the “Releasors”) except as provided below, hereby fully, finally, irrevocably, unconditionally, and voluntarily release and forever discharge Editas Medicine, Inc. (“the Company”) and each of its present, former, and future parents, affiliates, predecessors in interest, successors in interest, subsidiaries, trustees, officers, directors, employees, agents, representatives, attorneys, insurers, and assigns (collectively, the “Releasees”), jointly and individually, from any and all claims, suits, charges, complaints, contracts, covenants, promises, debts, losses, sums of money, obligations, demands, judgments, or causes of action of any kind whatsoever, which the Releasors ever had, or now have, or hereafter can, shall or may have, from the beginning of the world to the date of the execution of this Release, whether known or unknown, in law or equity, in tort, contract, by statute, at common law, or on any other basis, whether federal, state, local, or otherwise, including but not limited to claims arising out of or in any way related to my employment by the Company including my hiring, or the termination of that employment, or any related matters, including but not limited to:

(i.)        Claims under any federal, state or local laws, regulations, public policy or other requirements relating to the claims or rights of employees, including but not  limited to, the Massachusetts Fair Employment Practices Act (Massachusetts General Laws, Chapter 151B), the Massachusetts Payment of Wages Act (Massachusetts General Laws, Chapter 149, Section 148 et seq.), Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Americans with Disabilities Act, the Family and Medical Leave Act, and the Occupational Health and Safety Act of 1970, all as they may have been amended;

(ii.)       Any and all Claims and suits in tort, contract, or wrongful discharge, discrimination, retaliation, or harassment;

(iii.)      Any and all Claims arising under common law, including but not limited to any claim for negligent or intentional infliction of emotional distress, promissory estoppel, whistleblower retaliation, fraud, misrepresentation, defamation, negligence, retaliation or violation of public policy;

(iv.)      Any and all claims for breach of express or implied contract; and

(v.)       Any other Claim that I now have, may have, or have ever had against Releasees based on any conduct up to and including the date of his execution of this Release.

The recitation of specific claims herein is without prejudice to the general release contained herein and is not intended to limit the scope of the general release.  This release will remain in effect notwithstanding the discovery or existence of any additional fact or facts different from those which you now know or believe to be true relating to the foregoing released Claims.

Gerald Cox

August 24, 2018

Notwithstanding anything to the contrary contained herein, nothing contained in this General Release and Waiver of Claims shall be construed to bar any (a) non-termination related claims under the Massachusetts Workers Compensation Act (M.G.L. c. 152) or any disability insurance policy/plan; (b) rights to vested benefits under any applicable retirement and/or pension and/or deferred compensation plans, including, without limitation the Severance Plan, 2015 Stock Incentive Plan and related Awards, and my Inducement Stock Option Agreement; (c) non-termination related claims under the Employee Retirement Income Security Act (29 U.S.C. § 1001 et seq.); (d) rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); (e) claims for unemployment compensation; (f) rights to defense, indemnification and contribution from the Company or its insurers for actions taken by me in the course and scope of my employment with the Company and its parents, subsidiaries and/or affiliates, pursuant to any Company policy and/or governing documents such as its by-laws or any applicable insurance policy, or at common law; (g) claims, actions, or rights arising under or to enforce the terms of the Separation Agreement; (h) any claims arising solely after the execution of this Release; (i) claims for reimbursement of approved business expenses incurred prior to the Termination Date (as defined in the Separation Agreement); or (j) any rights or claims I may have as a shareholder of the Company or holder of options to purchase stock of the Company.

I acknowledge that I have been advised to consult with an attorney, and affirm that I have done so, before signing this Release, particularly the release of ADEA claims.  I acknowledge that the Company has given me twenty-one days to consider signing this Release.  I also acknowledge that, in signing this Release, I am not relying on any other statements or explanations made by the Company.

This Release will become effective seven (7) days after it is signed.  I understand that I may revoke this Release within seven (7) days after it is signed by giving written notice by overnight delivery (FED-EX, UPS, or similar over-night carrier) or mailed by certified mail, return receipt requested, postage prepaid to the Company as follows: Semi Trotto, Head of Human Resources, Editas Medicine, 11 Hurley Street, Cambridge, MA 02142, and that it shall not become effective until the expiration of the seven-day revocation period.  If I choose to revoke the Release, I understand that the Separation Agreement, of which this Release is an essential part, will become null and void and that the Company will not owe me the Retention Payment or Severance Benefits set forth in the Separation Agreement.

In witness whereof, I, Gerald Cox, have caused this General Release and Waiver of Claims to be executed and sealed this                day of                           , 2018.

Gerald Cox